UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 2, 2020

VEECO INSTRUMENTS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-16244 (Commission File Number)	11-2989601 (IRS Employer Identification No.)

Terminal Drive, Plainview, New York 11803

(Address of principal executive offices)

(516) 677-0200

 (Registrant’s telephone number, including area code)

Not applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	VECO	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 2, 2020, Veeco Instruments Inc. announced that John P. Kiernan, 57, was promoted to Senior Vice President and Chief Financial Officer (CFO), effective January 1, 2020. Mr. Kiernan succeeds Shubham Maheshwari, who recently announced his resignation from Veeco. A copy of the press release relating to this appointment is furnished as Exhibit 99.1 to this report.

Mr. Kiernan has served as Senior Vice President, Finance, Chief Accounting Officer (CAO) and Treasurer of Veeco since December 2011 and also served as Corporate Controller from December 2011 through December 2017. From July 2005 to November 2011, Mr. Kiernan was Senior Vice President, Finance, CAO and Corporate Controller. Prior thereto, he was Vice President, Finance and Corporate Controller of Veeco from April 2001 to June 2005, Vice President and Corporate Controller from November 1998 to March 2001, and Corporate Controller from February 1995 to November 1998. Prior to joining Veeco, Mr. Kiernan was an Audit Senior Manager at Ernst & Young LLP from October 1991 through January 1995 and held various audit staff positions with Ernst & Young LLP from June 1984 through September 1991.

In connection with his appointment, Veeco provided Mr. Kiernan with a letter describing certain adjustments to his compensation, effective January 1, 2020. The letter provides:

•	Mr. Kiernan will be paid an annual base salary of $360,000.

•	Mr. Kiernan will be eligible to participate in a performance-based management bonus plan, with a target bonus of 65% of base salary. Awards under the plan will be based on measures of both corporate financial performance and individual goals and objectives.

•	Mr. Kiernan will be granted an award of restricted stock under Veeco’s 2019 Stock Incentive Plan in the amount of 12,000 shares of Veeco common stock. The restrictions on these shares will lapse over four years, as follows: (i) 20% on the date which is twelve (12) months from the award date, (ii) 20% on the date which is eighteen (18) months from the award date, (iii) 20% on the date which is thirty (30) months from the award date, (iv) 20% on the date which is forty-two (42) months from the award date, and (v) 20% on the date which is forty-eight (48) months from the award date.

•	Mr. Kiernan will be eligible to participate in Veeco’s 2020 equity award program with the understanding that Veeco presently intends that 100% of this award will be granted in the form of performance-based restricted stock units that will vest, subject first to being earned, on the third anniversary of the award date.

A copy of the letter is furnished as Exhibit 99.2 to this report.

Mr. Kiernan succeeds Shubham Maheshwari, who joined Veeco in May 2014 as Executive Vice President and Chief Financial Officer. On December 11, 2019, Mr. Maheshwari notified Veeco of his intention to resign from Veeco, in conjunction with Veeco’s general efforts to reduce cost and de-layer the organization and his desire to return to the west coast with his family. Mr. Maheshwari’s resignation was not a result of any disagreement with Veeco; Mr. Maheshwari will remain available to assist with the completion of Veeco’s year-end audit and the filing of its 2019 annual report on Form 10-K to facilitate a smooth transition. In exchange for agreeing to stay for the transition period, Mr. Maheshwari will be eligible to receive the non-change-in-control separation benefits described in the letter agreement between him and Veeco dated April 8, 2014, as amended August 29, 2018 and March 22, 2019.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit	Description

99.1	Press release issued by Veeco dated January 2, 2020
99.2	Letter dated January 1, 2020 from Veeco to John P. Kiernan
104	Cover Page lnteractive Data File (embedded within the lnline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 2, 2020	VEECO INSTRUMENTS INC.

	By:	/s/ Kirk Mackey
Name: Kirk Mackey
Title: Vice President, Head of Legal and Secretary